Exhibit 23.1

Consent of KPMG LLP, Independent Auditors

The Board of Directors
Calypte Biomedical Corporation:

We consent to the inclusion and incorporation by reference herein of our reports dated February 8, 2002, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, and the related consolidated financial statement schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Calypte Biomedical Corporation, and to the reference to our firm under the headings “Experts” and “Risk Factors” in the prospectus.

Our reports dated February 8, 2002 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Francisco, California
March 19, 2002